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                              OEM SOFTWARE LICENSE AND
                                DEVELOPMENT AGREEMENT

                               Dated September 1, 1994

                                       between

                            Livingston Enterprises, Inc.
                                         and
                                 U.S. Robotics, Inc.


    This OEM Software License and Development Agreement (this "Agreement") is made effective September 1, 1994, by and between U.S. Robotics, Inc., a Delaware corporation with a place of business at 8100 North McCormick Blvd., Skokie, Illinois 60076 ("USR"), as licensee, and Livingston Enterprises, Inc., a California corporation with a place of business at 6920 Koll Center Parkway, Pleasanton, California 94566 ("Livingston" or "Licensor"), as licensor.

In consideration of the premises and of the mutual covenants and promises set forth herein, USR and Licensor hereby agree as follows:

SECTION 1.    PURPOSE OF AGREEMENT.

    Licensor has developed certain computer software identified in Exhibit 2.7 attached hereto which USR desires to license for inclusion in and sublicensing with certain USR products and systems. Licensor desires to grant to USR, its Subsidiaries and Permitted Assigns, certain rights with respect to such software. In order to include such software in its products, USR will require certain software development services and the technical support and assistance of Licensor's software engineering and development personnel and Licensor is willing to provide such development services, support and assistance for a fee.

SECTION 2.    DEFINED TERMS.

    When used in this Agreement and any Exhibits or Schedules attached hereto, the capitalized terms listed below shall have the respective meanings indicated:

    2.1 "CODE" means computer programming code. If not otherwise specified, "Code" means only Object Code and NOT Source Code, which are defined as follows:

          2.1.1     "OBJECT CODE" means the machine-readable form of the Code.

          2.1.2 "SOURCE CODE" means the human-readable form of the Code and related program and system documentation, including all comments and any procedural code.

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     2.2  "DERIVATIVE WORK" means a work which is based upon one or more preexisting works, such as a revision, enhancement, modification, translation, abridgment, condensation, expansion, or any other form in which such preexisting works may be transformed or adapted, and which if prepared without authorization of the owner of the copyright in such preexisting work, would constitute a copyright infringement. "Derivative Work" also includes any compilation that incorporates such a preexisting work.

     2.3 "DEVELOPMENT PROJECT" means the development, testing and implementation of all Maintenance Modifications, Enhancements and Upgrades to the Licensed Software described in Exhibit 4.1 attached which are necessary or reasonably required in order to allow the Licensed Software to run on the USR Hardware Platforms and perform in accordance with the Specifications for such Licensed Software.

     2.4 "LICENSOR DEVELOPMENT SERVICES" means the software engineering and development and technical support services described in the Statement of Work for the Development Project attached as Exhibit 4.1 which Licensor shall perform in accordance with Section 4 of this Agreement.

     2.5 "DOCUMENTATION" means user manuals and other written materials that relate to the Licensed Software.

     2.6 "ENHANCEMENTS" means all changes or additions to the Code and related Documentation comprising the Licensed Software, other than Maintenance Modifications and Upgrades, including, but not limited to, all new releases, that improve functions, add new functions, or improve performance by changes in system design or coding and all changes and/or additions made to support new releases of the operating systems with which the Code is designed to operate, support new input/output (I/O) devices, or provide other incidental updates.

     2.7 "LICENSED SOFTWARE" means the Object Code, Documentation and other materials relating to the programs specified and/or described in
          Exhibit 2.7 and any further Schedules or Exhibits attached hereto, together with the Object Code, Documentation and other materials relating to all Maintenance Modifications and Enhancements thereto, and together with the Object Code, Documentation and other materials relating to any Upgrades that are hereafter made subject to this Agreement.

     2.8 "PERMITTED ASSIGNS" means any person to whom USR assigns its rights or interests under this Agreement with the written approval of Livingston, as set forth in Section 11.11 hereof.

     2.9 "MAINTENANCE MODIFICATION" means any modification or revision, other than Enhancements and Upgrades, to Code or Documentation that correct programming

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          errors or make other incidental changes or corrections. "Maintenance
          Modifications" include, but are not limited to any Bug fixes.

     2.10 "SPECIFICATIONS" means the specifications for the functional and operational parameters and characteristics of the Licensed Software set forth or referenced in Exhibit 2.7 attached hereto.

     2.11 "SUBSIDIARY" means a corporation, company or other entity (1) more than fifty percent (50%) of whose outstanding shares or securities having the right to vote for the election of directors of other managing authority are, or (2) which does not have outstanding shares or securities, as may be the case in a partnership, joint venture or unincorporated association, but more than fifty percent (50%) of the ownership interest of which, representing the right to make the decisions for such corporation company or other entity, is now or hereafter owned or controlled, directly or indirectly, by a party hereto, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

     2.12 "THIRD PARTY SOFTWARE" means any third party Code and Documentation identified in Exhibits 2.7 and/or 4.1 attached hereto, including any Maintenance Modifications, Enhancements and Upgrades thereto, which Livingston obtains and provides or sublicenses to USR pursuant to Sections 4.4 and 6.3 of this Agreement.

     2.13 "UPGRADES" means changes or additions to Code and related Documentation that (1) provide substantial additional value and utility, (2) as a practical matter could be priced and offered separately as optional additions to the Code and Documentation, and
          (3) are not made available to any other customers or licensees without a separate or additional charge.

     2.14 "USR HARDWARE PLATFORMS" means the specific hardware products of USR and its Subsidiaries described in Section 3.1.1 of this Agreement.

     2.15 "OEM SUPPLY AGREEMENT" means the OEM Supply Agreement entered into by and between Livingston and USR, dated as of September 1, 1994 pursuant to which USR has agreed to sell certain modem products to Livingston.

     2.16 "BUG" means a defect in the Licensed Software which causes the software to perform in a manner which substantially differs from the specifications of the Licensed Software and which can be replicated with reasonable effort on the then applicable model of the Livingston product line corresponding to Livingston's current PortMaster product line or on such other equipment as the Parties reasonably agree is appropriate under the circumstances. Without limiting the generality of any defect in Code which affects more than 5% of the units of Products containing such Code or which causes any Product to be inoperable more than 5% of the time shall be deemed a "Bug" unless the parties otherwise agree.

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     2.17 "CLIENT CODE" means a program which executes on a remote CPU to connect to the USR hardware platforms over a network.

SECTION 3.    LICENSE GRANT FOR LICENSED SOFTWARE.

     3.1 SCOPE. Subject to the terms and conditions set forth in this Agreement, Licensor hereby grants to USR and its Permitted Assigns a worldwide, nonexclusive. non-transferable, perpetual right and license to use, copy, reproduce, display, execute, modify, distribute, lease and prepare Derivative Works based on all License Software that is now, or hereafter becomes, the subject of this Agreement, subject further to the following restrictions:

          3.1.1 USR shall only distribute or lease copies of the Licensed Software in executable form and in conjunction with the manufacture and/or sale or lease of, and only for use in, those USR Hardware Platforms described in Exhibit 3.1.1 attached hereto, regardless of the name or names under which such products are marketed and sold; provided that USR and its Subsidiaries may not supply such products to any unaffiliated third party on an OEM or private label basis without the prior written consent of Livingston.

          3.1.2 No Code in whole or in part shall be used or incorporated in any USR Hardware Platform except those which are described in Exhibit 3.1.1 and any amendments thereto which the parties may hereafter agree to.

          3.1.3 Except as otherwise agreed in writing by Livingston, USR shall include appropriate copyright and other proprietary notices (in the form provided by Livingston) in all copies of the Licensed Software distributed to other parties.

          3.1.4 All contracts and purchase orders, if any, for USR Hardware Platform Products supplied to the U.S. Government under a prime contract or to a contractor operating under a U.S. Government contract shall include the following paragraph or substantially equivalent language.

                    "Use, duplication, or disclosure by the Government is subject to restrictions as set forth in subparagraph
                    (c)(1)(ii) of the Rights in Technical Data and Computer Software clause at 252.227-7013."

          3.1.5 In addition, subject to the same restrictions, USR may copy and distribute Client Code related to the Licensed Software as provided by Licensor and as modified to operate in conjunction with the USR Hardware Platforms incorporating the Licensed Software.

     3.2 RIGHT TO GRANT SUBLICENSES. The right and license granted above shall include the right of USR to sublicense and authorize other parties (including its Subsidiaries,

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          subcontractors, dealers, distributors, and agents collectively,
          "Sublicensees") to do any, some, or all of the foregoing, with respect to the Licensed Software, provided that such other parties agree to be bound by the terms of this Agreement. Specifically, sublicensing pursuant to the foregoing shall only be authorized pursuant to the following terms:

          3.2.1 Such sublicenses shall only be granted pursuant to a written sublicense agreement. Such sublicense agreements may be in any form, provided that they contain substantially the same provisions relating to the Licensed Software as are contained in this Agreement with respect to intellectual property rights, warranties, limitations of liability, indemnities and confidential information. Livingston shall have the right to approve the relevant provisions of the sublicense agreement utilized in connection with the foregoing issues. Without limiting the generality of the foregoing, Sublicensees shall be prohibited from further sublicensing, assigning or transferring the Licensed Software without the prior written consent of Livingston.

          3.2.2 USR shall not sublicense and Sublicensees shall have no rights to the Licensed Source Code. Further, sublicensees shall be prohibited from reverse engineering, disassembling or decompiling the Licensed Software.

          3.2.3 USR agrees to notify Livingston in writing of any sublicense granted pursuant hereto. Such notice shall include the Sublicensee's name, address and contact person, and shall give a brief summary of the nature of the transaction.

          3.2.4 With respect to any activities of Sublicensees, royalties shall be payable in accordance with the terms as set forth in Section 6 and Exhibit 6.2 of this Agreement. Reporting and auditing of such royalties shall also be effected in accordance with Section 6 and Exhibit 6.2 herein.

     3.3 PATENTS AND PATENT APPLICATIONS. Licensor further grants to USR its Subsidiaries and its and their respective customers, mediate and immediate, a worldwide, nonexclusive, nontransferable, and royalty-free license under all patents or patent applications if any, covering the Licensed Software owned or licensable by Licensor during the term of this Agreement to make, have made, use, have used, lease, and/or otherwise transfer such Licensed Software, including Derivative Works thereof, as set forth in Section 3.1 above.

     3.4 COPIES FOR INTERNAL USE. The foregoing grant of license includes the right to make and use reasonable numbers of copies of the Licensed Software exclusively for archival, test, maintenance, warranty service and product demonstration purposes without any obligation to pay royalties with respect thereto.

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SECTION 3A.   LICENSE GRANT FOR SOURCE CODE.

     3A.1 Subject to the terms and conditions contained in this Agreement, Licensor hereby grants to USR and its Permitted Assigns a nonperpetual, nonexclusive, nontransferable right and license (revocable as set forth in Section 3A.1.4) to use, copy, reproduce and create Derivative Works of the Source Code (the "Licensed Source Code") which is required to generate the Object Code contained in the Licensed Software (as defined herein and specified in Exhibit 2.7 hereto), subject further to the following limitations and restrictions:

          3A.1.1 USR shall use the Licensed Source Code only for the following purposes and subject to the following limitations, (i) the modification and creation of Derivative Works based upon the Licensed Software in connection with porting of the Licensed Software to the USR Hardware Platforms described in Exhibit 3.1.1 and as appropriate for any USR Hardware Platforms added thereto by amendment, (ii) developing and/or porting Maintenance Modifications, Enhancements and Upgrades of the Licensed Software to the USR Hardware Platforms described in Exhibit 3.1.1 or subsequently added thereto by amendment, and (iii) developing customized modifications of the Licensed Software and otherwise supporting and servicing the needs of purchasers and end users of the USR Hardware Platforms described in
                         Exhibit 3.1.1 or subsequently added thereto by amendment.

          3A.1.2 USR acknowledges and agrees that it is acquiring only the right to use the Licensed Source Code as strictly authorized hereunder. All ownership, copyrights, patent rights (if any) and other intellectual property rights in and to the Licensed Source Code shall remain vested in Licensor. USR shall not transfer, assign or sublicense the Licensed Source Code. USR further acknowledges the confidential and proprietary nature of the Licensed Source Code and agrees to exert and implement all commercially reasonable efforts and measures to maintain and preserve the confidentiality and to prevent the unauthorized use thereof, which efforts and measures shall include, but not be limited to, the following:

                                   (a)  all such efforts and measures as USR
                                   exerts and implements for the protection of its own trade secrets of a similar nature (which shall in no event comprise less than reasonable care and diligence);

                                   (b)  restriction of access to the Licensed
                                   Source Code to those employees of USR who have a bona fide need for such access in connection with the activities contemplated herein and

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                                   who have executed written instruments
                                   acknowledging and agreeing to honor their duties and obligations to maintain the confidentiality and abstain from unauthorized use of such confidential and proprietary information. In addition, USR shall maintain a list of all such employees who at any time have accessed the Licensed Source Code while it is in the possession of control of USR and such list shall include, for each such employee, his or her name, title and a brief summary specifying the portions of the Licensed Source Code which he or she has accessed and setting forth the reason that such employee needed such access.

                                   (c)  maintenance of all copies of the
                                   Licensed Source Code in a physically secure place and on computers the use of and access to which are restricted to authorized personnel. USR shall further notify Licensor of the location of all copies of the Licensed Source Code.

                                   (d) prompt destruction or return to Licensor of all copies of the Licensed Source Code upon termination of this Agreement or upon Licensor's request in the event of termination of the right and license granted herein for the Licensed Source Code in accordance with Section 3A.1.4 below. Except in the case of a material breach by USR of the provisions of this Section 3A.1.2., USR may retain a copy of any portions of the Licensed Source Code which are reasonably required to fix "Bugs" which have been reported by USR to Livingston prior to such request. All Licensed Source Code shall be returned to Livingston or destroyed upon repair of the reported "Bugs" or upon the expiration of three months following the date of such request, whichever is earlier.

                                   (e)  In all cases in which USR destroys
                                   Licensed Source Code as set forth herein USR shall provide to Licensor a written certification signed by an officer of USR which states that such destruction has been accomplished in accordance with the terms of this Agreement.

          3A.1.3 Subject to reasonable undertakings by Livingston with respect to maintaining the confidentiality and restraining from unauthorized use of USR's confidential and proprietary information, Livingston shall be afforded, upon request, reasonable opportunities to observe and evaluate the adequacy of the efforts and measures exerted and implemented by USR

                                       -7-
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                         with respect to its obligations to maintain the
                         confidentiality and prevent unauthorized use of the Licensed Source Code.

          3A.1.4 Livingston shall have the option to terminate the right and license to the Licensed Source Code granted herein at any time on or after August 31, 1996, as follows:

                              (a) Such option shall be exercised by written notice given to USR not less than one year prior to the date on which the termination is to become effective.

                              (b)  Livingston may request the return or
                              destruction of the Licensed Source Code at any time on or after the effective date of such termination.

                              (c) Nothing in this Section 3A.1.4 and no notice or request given pursuant hereto shall prevent Livingston from requesting an earlier return or destruction of the Licensed Source Code upon termination of this Agreement pursuant to and in accordance with any other provisions of this Agreement.

                              (d) Notwithstanding the foregoing, during the term of this Agreement and after the return or destruction of the Licensed Software by USR, Livingston agrees that in the event it fails to fulfill its support obligations as set forth in
                              Section 5 hereof, Livingston will grant USR personnel reasonable access to and use of the Licensed Source Code at Livingston's facilities or at the facilities of a mutually agreeable third party so as to permit USR to perform such maintenance and support functions in a reasonably efficient and effective manner.

          3A.1.5 Upon termination of USR's rights to use the Licensed Source Code pursuant to 3A. 1.4 above, USR may request that the Licensed Source Code be placed and maintained in Escrow with a recognized software Escrowee at USR's expense to be held for release to USR upon mutually agreed terms and conditions in the event that Livingston fails or refuses to fulfill its obligations to grant access pursuant to Section 3 A.1.4(d).

SECTION 4.    DEVELOPMENT PROJECT.

     4.1 SCOPE. The Development Project shall be carried out by USR with the full support of Licensor, including but not limited to the provision by Licensor of the Licensor Development Services described in the Statement of Work set forth on Exhibit 4.1 attached hereto.

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     4.2  PROJECT SCHEDULE.  Licensor agrees to cooperate with USR and make qualified personnel available at the times and places reasonably requested by USR for consultation with and to provide direct assistance to USR to the extent reasonably necessary to enable the Development Project to be completed in accordance with the schedule established.

     4.3 QUALITY OF WORK. All of the Licensor Development Services shall be performed in a good and professional manner and the work product produced by Licensor's personnel shall meet or exceed all applicable industry standards for similar work as well as meeting the Specifications.

     4.4  THIRD PARTY SOFTWARE DEVELOPMENT.  As set forth in Exhibits 2.7 and
          4.1 attached, Livingston may obtain licenses for certain Third Party Software subject to a paid up license under which Livingston is entitled, upon payment of an additional license fee to sublicense such Third Parry Software to USR as a part of the Licensed Software. Upon receipt from Licensor of satisfactory documentation evidencing such Third Party Software licenses and USR's potential rights as a sublicensee thereunder, USR shall promptly notify Livingston with respect to whether USR is willing to accept a sublicense of such Third Party Software. If USR does accept a sublicense of such Third Party Software, USR shall promptly reimburse or pay the incremental license fees which Livingston shall have paid or become obligated to pay to the third party licensor with respect to such sublicense for USR as provided in Section 6.3 hereof. If USR accepts the sublicense of the Third Party Software, USR must agree to accept all of the terms, conditions and restrictions of the Licensee agreement between Livingston and the third party as are applicable to sublicensees thereunder.

     4.5 JOINT EFFORTS; CROSS-LICENSING. The parties agree that, except as otherwise specifically provided herein, the copyright and other intellectual property rights in any Code, Documentation or other work, trade secret or invention which is created, conceived or invented by either of them but which results directly from their joint development efforts and cooperation pursuant to this Agreement, shall belong to the party who creates such Code, Documentation or other work, trade secret or inventions.

          Further, except as they may otherwise agree in writing hereafter, the parties agree that in the event they should be deemed joint authors, joint creators or co-inventors of any such work, trade secret or invention, all intellectual property rights in such newly authored, created or invented work, trade secret or invention (excluding any portion thereof consisting of preexisting Source Code or Derivative Works thereof) shall be transferred and assigned, subject to the license back described below, to the party making the greatest contribution of time and effort, to creation and development work resulting in such work, trade secret or invention. Licensor shall own all portions of any joint work consisting of pre-existing Source Code or Derivative Works thereof.

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          Each such jointly created work, trade secret or invention shall be disclosed promptly by the creator or inventor thereof to the other party hereunder and such other party shall be granted a perpetual, royalty-free license to copy, make, use, sublicense and sell such work, trade secret or invention, subject only to such restrictions or are reasonably necessary to protect and preserve the owner's intellectual property rights therein. However, except as may be otherwise specifically agreed in writing, nothing in this Section 4.5 shall be construed as a transfer or unrestricted license by either party to the other of any of such party's Source Code which may be used by the other party in such joint effort.

SECTION 5.    SUPPORT AND MAINTENANCE: ENHANCEMENTS AND UPGRADES.

     5.1 INITIAL MAINTENANCE PERIOD. During the period commencing on the date hereof and ending upon the expiration of one (1) year following first shipment of a production version of the Licensed Software in a USR Product, Licensor, at no additional charge to USR shall provide USR with (i)"Bug" fixes for all defects in the Licensed Software which are reported by USR or discovered independently by Licensor and (ii) all Maintenance Modifications to the Licensed Software which are otherwise created by or for Licensor, whether or not such Maintenance Modifications, are released to Licensor's other customers during such period. Licensor shall provide USR with copies of the Source Code for all such Bug fixes, and Maintenance Modifications, subject to the provisions of Section 3A hereof, on a timely basis, which shall in no event be later than the earlier of (i) the expiration of three months following implementation of the Bug fix, (ii) the release of Maintenance Modifications that incorporate it or (iii) its incorporation into a new standard release of the Licensed Software.

     5.2 ONGOING MAINTENANCE AND SUPPORT. Following the initial maintenance period described in Section 5.1 above and so long thereafter as USR continues to pay royalties to Licensor pursuant hereto, Licensor shall make available to USR ongoing maintenance and support consisting of Maintenance Modifications ("Support Services") pursuant to an annual Software Support Agreement in the form attached as Exhibit 5.2. In the event of any conflict or inconsistency between this Agreement and such Software Support Agreement, the provisions of this agreement shall control. USR may elect to purchase Support Services or choose not to on an annual basis, in its sole discretion such support services shall be provided for the compensation set forth in Section 6.5.

     5.3 ENHANCEMENTS AND UPGRADES. During the initial maintenance period described above, Livingston shall provide, at no additional charge beyond the royalties and other compensation payable hereunder, all Enhancements and Upgrades to the Licensed Software. During all subsequent periods in which USR subscribes for Support Services, Licensor shall have an option to also offer any Enhancements and Upgrades to the Licensed Software to USR upon terms and conditions not less favorable than

                                       -10-
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          those offered to any other of Licensor's Customers determined in accordance with Section 6.4 of this Agreement. USR shall be responsible for distributing such Enhancements and Upgrades to its customers who have purchased USR Hardware Platforms containing the Licensed Software.

     5.4  CHANGES TO LICENSED SOFTWARE.   All Maintenance Modifications,
          Enhancements and Upgrades provided to USR pursuant to this Section 5 and Exhibit 5.2 shall be and become Licensed Software subject to this Agreement. Licensor shall deliver complete Code and Documentation, including Source Code subject to the provisions of Section 3A, for all such Maintenance Modifications, Enhancements and Upgrades to USR promptly and in no event later than the first general release thereof to Licensor's other customers.

     5.5 COOPERATION BY USR. USR will cooperate with Licensor in the maintenance and support of the Licensed Software during the term hereof by:

          5.5.1 promptly reporting any "Bugs" or other defects in the Licensed Software which are discovered by USR;

          5.5.2 working, with the cooperation of Licensor. to develop Enhancements and Upgrades to the Licensed Software which USR deems to be desirable. The Rights in such Enhancements and Upgrades shall be determined as provided in Section 4.5.

     5.6  CUSTOMER SUPPORT PROCEDURES.

          5.6.1 USR will provide technical support to its customers and end users of the USR Hardware Platform products incorporating the Licensed Software, and will provide such technical training to its resellers as USR in its discretion determines to be necessary or appropriate.

          5.6.2 Livingston agrees to regularly supply bug notes or other documentation defining the relevant hardware and software information, symptoms, solutions, or work-arounds for major Licensed Software problems.

          5.6.3 Livingston agrees to supply technical documentation that is useful or necessary to perform customer support and troubleshooting or to analyze the technical benefits and risks of introducing a new software or hardware release of the Licensed Software into USR's customer base.

          5.6.4 USR and Livingston agree to the following escalation policy to manage problems that impact the performance of the Licensed Software at end-user sites:

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               (a)  If USR is unable to resolve a problem experienced by a customer that is seriously impacting the performance of the Licensed Software in the USR Hardware Platform products in a customer's network, then USR technical services personnel will call upon the designated engineering resources at USR for assistance. Within 5 business days, USR's Technical Services and Engineering personnel will determine if contact with Livingston is required.

               (b) Within 5 business days of written or electronic mail notification to Livingston's designated technical support organization USR and Livingston will jointly agree to classify the problem in one of three categories: (a) user problem; (b) USR problem; or (c) Licensed Software problem. A "user problem" is one that is a consequence of user error, and is not a function of an inherent problem with the product or documentation. A 'Licensed Software problem' is one that is a function of an inherent problem with the product, and is likely the consequence of a "Bug" or other apparent defect in the Licensed Software or Documentation as developed and implemented by Livingston. A "USR problem" is any other problem.

               (c) If the Parties cannot determine and agree on the correct category for the problem by the end of 5 business days at the level of their respective customer service and support organizations, it will be immediately escalated to the responsible product managers of the products at USR and Livingston. Within 5 business days of that escalation. the product managers will jointly establish an action plan and timetable designed both to identify the category of the problem, and, if USR so requests, to solve the problem for the customer and the Parties will jointly execute that plan.

               (d) A category (a) 'user problem' and category (b) 'USR problem' should generally be managed by USR without additional support from Livingston.

                    A category (c) 'Licensed Software problem' is a problem that by definition may require support from and-involvement of Livingston. USR may elect to implement its own solution or to request Livingston's assistance. In the event that a category (c) 'Licensed Software problem' is being worked on by the Parties' respective service and support organizations, no charges by Livingston to USR for support will be justified or warranted during the Initial Maintenance Period described in Section 5.1 and thereafter during all periods for which the applicable support and maintenance fees, as per Section 6.5, have been paid, and Livingston will cooperate fully in the development of a solution to the problem. All Category (c) problems must be brought to the attention of the responsible product managers of the products at USR and Livingston.

               (e) Within 5 business days of the decision that any given problem is a category (c) 'Licensed Software problem, and USR's determination to involve Livingston, Livingston and USR will jointly develop and implement an action plan aimed at eliminating the problem the customer is experiencing. Category (c) 'Licensed Software problem' will be further classified into two categories, 1) Critical Problems and 2) Non-Critical Problems. Critical Problems are problems classified by Livingston and USR as critical to the fundamental operation of the USR product. Livingston will generate a fix for each such critical problem and send it to USR on the appropriate media as soon as possible.
                    Livingston will contact USR within five(5) working days as to the status of resolution of the problem. Non-Critical Problems are problems which are not critical to the fundamental operation of the affected USR product. At USR's request, Livingston will attempt to generate fixes for problems classified by Livingston and USR as non-critical to the fundamental operation of the affected USR Hardware Platform products in the next release of the Licensed Software. When possible Livingston will describe temporary work-arounds to USR.

               (f) Livingston acknowledges and agrees that Category (c) 'Licensed Software problems' which are critical problems or are otherwise of material significance which remain unresolved for an extended duration threaten the success of the USR products in the market place, and may require that USR gain access to the source code, if the Source Code is not then otherwise in USR's possession pursuant to this Agreement. USR has the right to identify unresolved category
                    (c) 'problems' of material significance that must be resolved within the next three months by Livingston, after which USR will be granted access to the Source Code as specified in Section 3A.1.4(d) to implement a fix for its customer base. At no time will Livingston's rights in such Source Code and documentation be transferred to USR. USR will have the right to distribute, royalty free, the fixes so created in binary form to its customers.

     5.7 GOVERNMENT CONTRACTS. USR agrees to include the following paragraph in all contracts and purchase orders for the Licensed Products supplied to the U.S. Government under a prime contract or to a contractor operating under a US. Government contract:

          "Use, duplication, or disclosure by the Government is subject to restrictions as set forth in subparagraph (c)(1)(ii) of the Rights in Technical Data and Computer Software clause at 252.227-7013."

SECTION 6.    FEES AND ROYALTIES; PAYMENT.

     6.1 NON-RECURRING ENGINEERING FEES. In consideration of the Development Services to be performed by Licensor, USR agrees to pay Licensor non-recurring engineering fees totaling [CONFIDENTIAL TREATMENT REQUESTED], as follows:

          6.1.1 [CONFIDENTIAL TREATMENT REQUESTED] will be paid upon execution and delivery of this Agreement;

          6.1.2 [CONFIDENTIAL TREATMENT REQUESTED] be paid upon satisfactory completion of Phase I of the Development Project and

          6.1.3 [CONFIDENTIAL TREATMENT REQUESTED] be paid upon satisfactory completion of Phase II of the Development Project.

     6.2 ROYALTIES. In consideration of the rights and licenses granted to USR pursuant to Section 3 hereof, USR agrees to pay royalties to Licensor, with respect to the Licensed Software, which royalties shall be computed as set forth in Exhibit 6.2 attached hereto (the "Royalties"). The Royalties shall be paid in accordance with the following procedure:

          6.2.1 Royalties shall be computed and paid an a quarterly basis within 60 days following the end of each of USR's fiscal quarters during the term hereof.

          6.2.2 Each Royalty payment shall be accompanied by USR's sales and sublicense report which shall set forth in reasonable detail the product sales and sublicenses of the Licensed Software for such quarterly period upon which the Royalties are based and the calculations used by USR to determine the amount of the Royalty payment then due.

          6.2.3 Licensor shall have the right, exercisable not more frequently than once in any 12-month period, upon reasonable notice and regular business hours, to inspect and review, directly or through its certified public accountants, USR's books and records which are related to sales of products and grants of sublicenses relevant to the computation of the Royalties for the sole purpose of verifying or testing the accuracy of USR's reports and Royalty payments. The costs and expenses of such inspection shall be borne by Licensor except that Licensor shall not be required to reimburse USR for any time spent by USR staff or any USR overhead.

     6.3 THIRD PARTY SOFTWARE FEES. Licensor shall be entitled to reimbursement for the out-of-pocket costs reasonably incurred by Licensor in connection with any sublicense to USR of Third Party Software included in the Licensed Software with USR's consent. USR, at its option may decline to pay such sublicense fee, in which case, unless USR obtains the necessary license directly, the Enhancements to the Licensed Software provided by the Third Party Software will be omitted from the Licensed Software. In addition, if USR elects to accept a sublicense of any Third Party Software from Livingston, USR will also be obligated to reimburse or pay any incremental annual maintenance fees incurred by Livingston in accordance with the license documents disclosed to USR with respect to the sublicense of the Third Party Software to USR.

     6.4 MOST FAVORED LICENSEE. If at any time during the term of this Agreement, Licensor enters into a similar agreement with any other licensee with respect to the Licensed Software or other Software with essentially identical functionality, on terms, conditions or rates more favorable than those accorded to USR hereunder for amounts of royalty and fee revenues which are not demonstrably substantially greater than those paid or payable to Licensor pursuant hereto, Licensor shall, within thirty (30) days of its acceptance of the new agreement with the other licensee, notify USR of such transaction. Within thirty (30) days of receipt of Licensor's notice, USR may give written notice to Licensor that this Agreement is to be amended to provide USR with the same terms, conditions and/or royalty rates provided to the other Licensee. Such amendment shall be made retroactive to the effective date of the other licensee's agreement.

     6.5 SUPPORT AND MAINTENANCE FEES. For Support Services provided by Licensor pursuant to Section 5.2 above (after the first year), USR shall pay an annual maintenance fee which does not exceed [CONFIDENTIAL TREATMENT REQUESTED] per year in the first year following the initial maintenance period. In subsequent years the maximum annual maintenance fee will not exceed [CONFIDENTIAL TREATMENT REQUESTED]% ([CONFIDENTIAL TREATMENT REQUESTED]) of the previous year's fee.

SECTION 7.    LICENSOR'S WARRANTIES; INDEMNIFICATION.

     7.1 MEDIA WARRANTY. For a period of ninety (90) days from the date of delivery of any item of the Licensed Software, to USR, Licensor warrants that the media in which such item of the Licensed Software is embodied and the media on which any later version or release is delivered will be free from defects in material and workmanship.

     7.2 NO SOFTWARE PERFORMANCE WARRANTY. Licensor represents and warrants only that the Code (including Source Code) delivered by it to USR pursuant hereto constitutes a complete copy of the Licensed Software and the Licensed Source Code which Licensor has agreed to deliver pursuant hereto. With respect to the operating and performance characteristics of such Code, Licensor delivers and USR accepts it "AS IS," without warranty.

     7.3 RIGHTS WARRANTY. Licensor warrants that it has the authority to enter into and perform its obligations under this Agreement and to grant the licenses provided herein. Licensor further warrants that, except for the Third Party Software, the Licensed Software is the property of Licensor, and with respect to the Third Party Software, the

          Licensor has full rights under valid licenses covering the Third Party Software licensed to USR under this Agreement and the use and dealings therewith by USR and its successors, assigns and customers, immediate and intermediate.

     7.4 INDEMNIFICATION. Licensor agrees to defend, indemnify and hold USR harmless against any claims that the Licensed Software infringes upon or violates any patent, copyright, trade secret, trade name, trademark, maskwork right or any other proprietary right of any third party (Intellectual Property Right"). If any claim that the Licensed Software infringes upon or violates any Intellectual Property Right is made against USR or its customers, USR shall promptly notify Licensor, and Licensor shall defend, indemnify and hold USR harmless against any and all liability, losses, damages, expenses (including attorney's fees) and demands of any kind arising out of any such claim, whether or not notorious or successful, provided that USR (i) gives Licensor reasonably prompt notice of such claim, (ii) fully cooperates with Licensor, at Licensor's expense, in the defense of such claim, and
          (iii) gives Licensor the right to control the defense and settlement of any such claim, except that Licensor shall not enter into any settlement that affects USR's rights or interests without USR's prior written approval. USR shall have no authority to settle any claim on behalf of Licensor.

          If by reason of any such claim, USR or its customers shall be prevented or are likely to be prevented from selling or using any USR Products, or if, in Licensor's opinion, such claim is likely to occur, Licensor will use its best efforts, at its expense, to (i) obtain all rights required to permit the sale or use of such products by USR and its customers; or (ii) modify or replace the Licensed Software to make it non-infringing (and extend this indemnity thereto), provided that any such replacement or modified Licensed Software are satisfactory to USR. If Licensor is unable to achieve either of the options set forth above within a reasonable period of time after the issuance of an injunction, but in no event longer than one hundred eighty (180) days, Licensor shall promptly refund to USR an amount equal to all Royalties, if any, theretofore paid by USR to Licensor with respect to such products, plus the fees paid by USR pursuant to Section 6.1 hereof, provided, however, that this refund obligation shall not apply in the case of an injunction affecting only Third Party Software.

     7.5 DISCLAIMER. THE LIMITED WARRANTIES AND INDEMNIFICATION CONTAINED IN THIS SECTION 7 ARE GIVEN AND MADE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY. FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGMENT.

SECTION 8.    TERM AND TERMINATION.

     8.1 TERM OF AGREEMENT. This Agreement shall become effective on the first day that it has been executed by an authorized representative of USR, and by an authorized representative of Livingston. Unless sooner terminated hereunder, this Agreement shall remain in force through expiration of all copyrights and other intellectual property rights in all Licensed Software.

     8.2 TERMINATION. USR may, at its option, terminate this Agreement at any time for any reason. Such termination shall become effective thirty
          (30) days after USR gives written notice of termination executed by an authorized representative of USR. Either party may terminate this Agreement in the event of a material breach by the other party which continues uncured ninety (90) days after the breaching party has received a written notice from the terminating party which describes the breach in reasonable detail. If this Agreement is in effect for a period exceeding one (1) year and USR terminates this Agreement pursuant to the first sentence of this Section 8.2 with the intent of replacing Licensor's Code in the USR Hardware Platforms described in
          Exhibit 3.1.1 (to the extent, if any, that such Code has theretofore been integrated or incorporated into any of such USR Hardware Platforms) and any subsequent amendments thereto, without 180 days written notice, then royalty fees shall be paid with respect to the sales of Products which contain functionality that is substantially equivalent to that provided by the Licensed Software, with or without Livingston's Code, for a period of 180 days from the date of notice of termination. Notwithstanding the forgoing sentence, USR shall have no obligation to make any such payment in the event that Livingston commits a material breach of its obligations under this Agreement or permits such a breach to remain uncured during such 180 day period or any portion thereof and nothing herein shall prohibit or restrict USR from independently developing or licensing any technology which is similar in function to the Licensed Software.

     8.3 TERMINATION BY LIVINGSTON. In addition to its right to terminate as provided in Section 8.2 above. Livingston may. at its option. terminate this Agreement for any of the following reasons:

          8.3.1 USR breaches any obligation to pay any determinable amount of money owed pursuant hereto which it fails to cure within five (5) business days following receipt of written notice thereof describing such breach and the amount or amounts owed in reasonable detail.

          8.3.2     USR commits a material breach of its obligations under
                    Section 3A hereof which remains uncured fifteen (15) business days following receipt of written notice thereof describing such breach in reasonable detail.

          8.3.3 USR voluntarily effects termination of the OEM Supply Agreement for any reason other than breach by Livingston or mutual agreement of the parties thereto.

          Such termination shall become effective thirty (30) days after Livingston gives written notice of termination executed by an authorized representative of Livingston.

     8.4 SURVIVAL AFTER TERMINATION. The termination of this Agreement shall not affect any liability of USR accrued pursuant hereto or any paid-up right or license granted to USR hereunder. In the event of termination of this Agreement, in whole or in part, any right, license or sublicense exercised or granted prior to such termination (including those for internal use by USR, USR's Subsidiaries, and other third parties such as dealers, distributors, agents, and customers), and any corresponding payment obligations of USR hereunder, shall survive and continue. Without limiting the generality of the foregoing, (1) USR may sublicense, sell, lease and distribute any inventory of products based on or containing Licensed Software, including work in progress, on hand at the time of such termination, (2) USR may continue to exercise the rights and licenses granted hereunder for a period of up to six (6) months after termination to fill any orders received by USR, its Subsidiaries, distributors, agents or dealers received and accepted from their customers prior to the effective date of termination, and (3) USR may continue to exercise the rights and licenses granted hereunder as necessary to provide maintenance and support for customers. Neither, USR, its Subsidiaries, dealers, distributors, agents nor customers shall have any obligation to return to Licensor any copies of Licensed Software or Derivative Works thereof made or obtained prior to such termination, except that, upon demand by Licensor following termination of this Agreement. USR shall return to Licensor or destroy all copies of the Licensed Source Code and design Documentation for the Licensed Software as provided in
          Section 3A.

          In addition, the provisions of Sections 2, 3, 4.5, 7, 8, 10 and 11 shall survive and continue with respect to all Licensed Software that is the subject of this Agreement at the time of termination.

     8.5 RESERVATION OF PUBLIC DOMAIN RIGHTS. The existence, termination or expiration of this Agreement shall not be construed as eliminating or limiting any rights that USR, its Subsidiaries, dealers, distributors, agents and customers would have had if USR had never entered into this Agreement, including but not limited to rights to copy works that are in the public domain.

     8.6 INDEPENDENT DEVELOPMENT PROCEDURES. During the time that USR is in possession of the Licensed Source Code delivered to it pursuant to
          Section 3A and for a period of nine (9) months thereafter, if USR undertakes or commences any independent development (as contemplated in Sections 8.2 and 11.1 herein) of any Code with functionality that is comparable to that of the Licensed Software, then USR shall comply with the following "clean room" procedures:

          8.6.1 No personnel who have accessed any portion of the Licensed Source Code delivered to USR pursuant to Section 3A hereof, which is related to the functionality that is the subject of such independent development (which shall include all persons whose names have been recorded in the list described in Section 3A.1.2(b) and who are designated therein as having had such access), shall perform any such independent development work. Further, no personnel who have accessed the Licensed Source Code shall disclose any information contained in the Licensed Source Code to, or otherwise consult with or advise, any persons performing such development work with respect to the development of Code having any functionality that is comparable to that of the Licensed Software.

          8.6.2 No personnel connected with such independent development shall reverse engineer, disassemble or decompile any of the Licensed Software.

          8.6.3 Such independently developed Code shall not include or incorporate any Livingston trade secreted, proprietary, copyrighted or patented materials, in any form.

          8.6.4 In order to ensure USR's compliance with the foregoing measures, Livingston shall be entitled to inspect USR's facilities and review its procedures, records and development efforts, provided that Livingston and its representatives may use the information obtained thereby only for the foregoing purposes and shall maintain all such information in confidence in accordance with Section 11.9 hereof and, provided further, that nothing herein shall entitle Livingston to have access to any Source Code licensed by USR from any third party. The scope and timing of any such inspection or review shall be agreed to by the Parties, in good faith.

          8.6.5 Notwithstanding the foregoing, the Parties hereby agree that if USR licenses or otherwise acquires Code that has functionality comparable to that of the Licensed Software and that was developed independently by any third party or by USR personnel in accordance with the foregoing provisions and ports such independently developed Code into any USR product without enhancing or altering the functionality of such Code in any material respect, such porting activity, in and of itself shall not be deemed an independent development effort subject to subsection 8.6.1 hereof.

SECTION 9.    NO UNDERTAKING TO MARKET.

     USR shall have full freedom and flexibility in its decisions concerning the development or marketing of products consisting of the USR Hardware Platforms that incorporate or are based on Licensed Software, including the decision of whether to market or discontinue marketing any particular product whether to offer products separately and/or in combination with other code and Documentation and in its decisions regarding terms, conditions and pricing. Nothing in this Agreement, shall be construed as an obligation, guarantee or commitment by USR that any product that incorporates or is based on the Licensed Software shall be announced and marketed by USR, or that any marketing effort will be productive of any particular level of sales or of royalties or other additional payments to Licensor.

     It is understood that USR may license or transfer copies of products that incorporate or are based on Licensed Software at volume discounts, promotional or special charges, dealer discounts, special bids or other pricing arrangements and may increase or decrease any prices, charges or fees relating to any products, without notice to or approval of Licensor.

SECTION 10.   LIMITATION OF LIABILITIES.

    10.1  EXCLUSION OF CERTAIN DAMAGES.

          IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL. INDIRECT, SPECIAL OR INCIDENTAL DAMAGES RESULTING FROM BREACH OF THE AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH POTENTIAL LOSS OR DAMAGE.

    10.2 LIMITED LIABILITY. In no event shall USR be liable for amounts in excess of the amounts payable in accordance with the terms of this Agreement and the applicable Schedules and Exhibits hereto.

SECTION 11.   GENERAL.

    11.1 FREEDOM OF ACTION. This Agreement shall not be construed to limit either party's right to obtain services or software programs from other sources, or to prohibit or restrict either party from independently developing (in accordance with the provisions of Section
          8.6 hereof, or acquiring competitive materials. Nothing in this Agreement restricts either Party from making, having made, using, leasing, licensing, selling or otherwise disposing of any products or services whatsoever, nor is either Party's right to deal with any other vendors, suppliers, contractors or customers limited thereby.

    11.2 ENTIRE AGREEMENT. The provisions of this Agreement and the applicable Schedules and Exhibits hereto. in effect from time to time, constitute the entire agreement between the parties and supersede all prior agreements. oral or written. and all other communications relating to the subject matter hereof and thereof.

    11.3 GOVERNING LAW: VENUE. This Agreement shall be construed and enforced in accordance with the laws of the State of California applicable to agreements between residents of California wholly executed and wholly performed in such state. Any action or proceeding brought by either party against the other arising out of or related to this Agreement shall be brought only in a state or federal court of competent jurisdiction located in the State of California or the State of Illinois, and the parties hereby consent to the in personam Jurisdiction of said courts.

    11.4 SEVERABILITY. This Agreement is intended to constitute an independent and distinct agreement of the parties. If any provision of this Agreement or Schedules and Exhibits hereto is held by a court of competent jurisdiction to be unenforceable or contrary to law, the remaining provisions of this Agreement and the Schedules and Exhibits hereto will remain in full force and effect.

    11.5 NOTICE; AND PAYMENTS. Any notice required or permitted to be made or given by either party hereto pursuant to this Agreement will be sufficiently made or given on the date of issuance if sent by such party to the other party by mail. telecopy, commercial courier, personal delivery, or a similar reliable delivery method, addressed as set forth below or to such other address as a party shall designate by written notice given to the other party.

          In the case of USR:

               U.S. Robotics, Inc.
               8100 North McCormick Blvd.
               Skokie, IL 60076
               Attn: Semir Sirazi

          With a copy to:

               U.S. Robotics, Inc.
               8100 North McCormick Blvd.
               Skokie, IL 60076
               Attn: Legal Department

          In the case of Licensor:

               Livingston Enterprises, Inc.
               6920 Koll Center Parkway, # 220
               Pleasanton, CA 94566
               Attn: Mr. Steve Willens

          With a copy to:

               Livingston Enterprises. Inc.
               6920 Koll Center Parkway, 4220
               Pleasanton, CA 94566
               Attn: Vice President of Operations

    11.6 AMENDMENT; WAIVER. No amendment or modification of this Agreement shall be effective unless it is set forth in a writing which refers to the particular provisions so amended or modified and is executed by officers of both parties. No waiver or any provision of this Agreement shall be effective unless it is set forth in a writing which refers to the provision so waived and the instrument containing such provision and is executed by an officer of the party waiving its rights. No failure or delay by either party in exercising any right, power or remedy will operate as a waiver of any such right, power or remedy.

    11.7 TRADEMARKS AND ADVERTISING. Nothing in the Agreement confers upon Licensor any right to use USR's trademarks, trade names or service marks in connection with any non-USR product, service, promotion, publication, or to adopt any trademark which is confusing similar to any Customer trademark or which includes a prominent portion of any USR trademark so as to indicate Licensor's product equivalence or affinity to, or applicability or compatibility with any USR product. Licensor may represent that its products operate in conjunction with or on certain USR products, if such is the case and if Licensees reference to USR is not misleading. USR may, at its option, identify the Licensed Software as having been developed by the Licensor. USR shall take reasonable steps to modify any such reference to Licensor if Licensor objects in writing to the manner of such use.

    11.8 NOTICE OF BREACH. Except in the event of a material breach of a provision contained in Section 3A hereof, USR shall not be deemed to be in breach of any of its obligations hereunder unless and until Licensor shall have given USR written notice by certified or registered mail, return receipt requested, specifying the nature of such breach and USR shall have failed to cure such breach within ninety (90) days after USR'S receipt of such written notice.

    11.9 CONFIDENTIALITY. In order to protect their respective trade secrets and other proprietary or confidential information which the parties have therefore disclosed or may hereafter disclose to one another in connection with the negotiation and preparation of this Agreement or with the performance by the parties of their respective duties and obligations hereunder, the parties have entered into a separate Non-Disclosure Agreement dated and effective 11 November, 1993, a true and complete copy of which is attached hereto and incorporated herein by this reference. The parties hereby agree that such Non-Disclosure Agreement shall hereafter cover all confidential information created or disclosed by either party pursuant hereto and that, in the event of any conflict or inconsistency between this Agreement and such Non-Disclosure Agreement, the provisions of this Agreement shall control.

    11.10 PUBLIC ANNOUNCEMENTS. USR and Licensor further agree that their discussions relating to this Agreement and the existence and terms hereof shall be treated as confidential and neither party shall issue any press release or make any public announcement with respect thereto without the prior review and approval of the other party.

    11.11 ASSIGNMENT. This agreement will bind and inure to the benefit of the respective Party's successors and assigns; provided that USR may not assign (or delegate) this Agreement, in whole or in part, without Livingston's prior written consent. Any attempted assignment (or delegation) without such consent shall be void.

    11.12 INJUNCTIVE RELIEF. If USR breaches any of the provisions contained in Sections 3, 3A, 8.6, 11.7, 11.9 or 11.10 (or if Livingston reasonably anticipates such a breach), then Livingston shall be entitled, in addition to any other remedy available to it, to injunctive relief enjoining such breach. USR acknowledges that other remedies would be inadequate in the event of such a breach. If Livingston breaches any of the provisions contained in Sections 3, 3A, 4, 5, 7, 8.6, 11.7,
          11.9 or 11.10 (or if USR reasonably anticipates such a breach), then USR shall be entitled, in addition to any other remedy available to it, to injunctive relief enjoining such breach. Livingston acknowledges that other remedies would be inadequate in the event of such a breach.


    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, representatives or principals.


U.S. ROBOTICS, INC.                    LIVINGSTON ENTERPRISES, INC.
("USR")                                ("Licensor")

By: /s/ George A. Vineyard             By: /s/ Ronald H. Willens
   --------------------------------       ----------------------------------

Name:  George A. Vineyard              Name: Ronald H. Willens
     --------------------------------       --------------------------------

Title:   Vice President                Title: Vice President Operations
      --------------------------------       -------------------------------

                             EXHIBIT 2.7

                                 TO

           OEM SOFTWARE LICENSE AND DEVELOPMENT AGREEMENT

                       DATED SEPTEMBER 1, 1994

                               BETWEEN

                    LIVINGSTON ENTERPRISES, INC.

                                 AND

                         U.S. ROBOTICS, INC.

  LICENSED SOFTWARE, LICENSED SOURCE CODE AND SYSTEM SPECIFICATIONS

The programs listed below as Licensed Software which may be ported to execute in machine-readable (binary) form in the USR Hardware Platforms, specified UNIX or DOS based hosts, or remote user client machines, comprise the "Licensed Software" and are included under this Agreement. The Licensed Software is described below and in the related manuals at time of execution of this Agreement which are attached hereto and made a part hereof. As required by the Agreement, Licensor shall also make the related Source Code which is listed or described below as Licensed Source Code or Additional Source Code available to USR. As used herein. all references to "UNIX" mean only the following specified releases:

                (i)  Sun Platform: OS4.1.3. Solaris and subsequent revisions
               (ii) Hewlett Packard 9000 Platform: HPUX 9.3 and subsequent revisions
              (iii) IBM-RS 6000 Platform: AIX Rel.3.2 and subsequent revisions.

LICENSED SOFTWARE (OBJECT CODE)

1. The executable Object Code generated by Licensor's Source Code for Release [CONFIDENTIAL TREATMENT REQUESTED] of the Portmaster Model PM-2E dated June 1, 1994.

2. The executable Object Code generated by Licensor's Source Code for the Frame Relay Protocol from Release [CONFIDENTIAL TREATMENT REQUESTED] of the IRX Router product. This specifically excludes hardware device drivers which send and receive HDLC data frames.

3. The executable Object Code distributed by Licensor as a DOS device driver known as PPPODI.COM version 1.9 and a Microsoft Windows virtual device driver known as PPVXD.386 version 1.0. These device drivers provide an Ethernet system interface to the client IBM compatible PC (386 only) and send and receive PPP compliant network frames for the TCP/IP and IPX protocols.


                                    2.7.1

4. The executable Object Code distributed by Licensor as a DOS executable known as NWTELNET.EXE version 1.4. This utility program provides administrative telnet access to a host using the SPX/IPX protocol.

5. The executable Object Code distributed by Licensor as both a DOS executable and a UNIX executable known as PMDIAL version 1.3. This utility initiates a dial-our SLIP or PPP session on a host which supports the functionality of the Portmaster Model PM-2E running Release [CONFIDENTIAL TREATMENT REQUESTED]

6. The executable Object Code distributed by Licensor as a UNIX executable known as PM-OPEN version [CONFIDENTIAL TREATMENT REQUESTED] referred to in product documentation as PMCONSOL for X windows). This management application utilizes the X Window systems. This executable application is specifically licensed to Licensee until September 1, 1995.

7. The executable Object Code distributed by Licensor as both a DOS executable and a UNIX executable known as PMRESET version 1.3. This utility resets a serial port on a host which supports the functionality of the Portmaster Model PM-2E running Release [CONFIDENTIAL TREATMENT REQUESTED]

8. The Object Code library known as PMLIB for Release [CONFIDENTIAL TREATMENT REQUESTED] of the Portmaster Model PM-2E.

9. The executable Object Code known as the boot prom code (other than BIOS specific Code which is licensed from third parties) for the Portmaster Model PM-2E.

LICENSED SOURCE CODE

1. The Source Code used to generate Licensor's Release [CONFIDENTIAL TREATMENT REQUESTED] of the Portmaster PM-2E dated June 1, 1994.

2. The Source Code used to generate Licensor's Frame Relay Protocol from Release [CONFIDENTIAL TREATMENT REQUESTED] of the IRX Router product. This specifically excludes hardware device drivers which send and receive HDLC data frames.

3. The Source Code for the library known as PMLIB for Release [CONFIDENTIAL TREATMENT REQUESTED] of the Portmaster Model PM-2E.

4. The Source Code for the boot prom (other than BIOS specific Code which is licensed from third parties) described above.

ADDITIONAL LICENSED SOFTWARE (OBJECT CODE) AND LICENSED SOURCE CODE PLANNED FOR FUTURE DEVELOPMENT.


                                   2.7.2

1. Upgrade functionality which provides dial-in and dial-out capability for Appletalk over PPP. for the Source Code licensing of this functionality, USR must either pay the Source Code licensing fee to the third party as described in the contract between Livingston and the third party or otherwise obtain the required license from the third party.

2. Upgrade functionality for providing dial-out modem pooling for Macintosh computers on an Appletalk ethernet network. For the Source Code licensing of this functionality, USR must either pay the Source Code licensing fee to the third party as described in the contract between Livingston and the third party or otherwise obtain the required license from the third party.

3. Upgrades, Enhancements, and Maintenance Modifications made available in Licensor's general software distribution for the Portmaster Model PM-2E during the first year of this Agreement.

4. Upgrade functionality, if any, that is developed in Phase 3 of the Development Project with respect to (1) Modem dial-out (sharing) with Novell Networks, (2) Additional Routing Protocols, (3) Event/Security Logging and (4) SNMP Configuration Management as described in the Statement of Work attached as Exhibit 4.1.

ADDITIONAL SOURCE CODE

From time to time Licensor may provide additional Source Code (including but not limited to the Source Code for PPODI) to Licensee for the purpose of debugging application problems. Unless specified in writing by Licensor, no rights to this Source Code will be granted to Licensee. This Source Code must be returned to Licensor within 90 days of receipt by Licensee.

SYSTEM SPECIFICATIONS FOR PHASE 1

Includes the current functionality of the Licensed Software as described the manuals which are attached hereto and made a part hereof.

ADDITIONAL SYSTEM SPECIFICATIONS FOR PHASE 2

Additional functionality to be added in Phase 2 described in Exhibit 4.1 are also included under this licensing agreement. The functionality to be added for Phase 2 includes:

-   Appletalk over PPP
-   Appletalk dial out/modem pooling

PHASE 3 (FUTURES) SYSTEM SPECIFICATIONS

Additional functionality which may be added pursuant to Phase 3 described in
Exhibit 4.1.

- Dial-out modem sharing for Novell networks, supporting the Novell NASI interface and Int14 method


                                   2.7.3

-   Additional Routing protocols
    -    OSPF
    -    BGP
    -    EGP
- Improved system and security event logging to Novell, Apple and UNIX servers
-   Windows Virtual Driver (VxD replacement for PPPODI)
-   SNMP Configuration management


                                   2.7.4

                            EXHIBIT 3.1.1

                   SYSTEM INTEGRATION AND TESTING

                                 TO

           OEM SOFTWARE LICENSE AND DEVELOPMENT AGREEMENT

                       DATED SEPTEMBER 1, 1994

                               BETWEEN

                    LIVINGSTON ENTERPRISES, INC.

                                 AND

                         U.S. ROBOTICS, INC.

                       USR HARDWARE PLATFORMS


The Livingston Software is licensed to be incorporated and execute in the following hardware platforms:

1. Current and future Total Control WAN HUB (a rack mountable chassis with 17 application slots, a mid-plane, a dual T1 direct connect interface, which may include 1 network management card, a gateway application card and up to 16 quad modem cards, x.25 PAD, etc.) gateway application cards installed in Total Control WAN/HUB products wherein such gateway application cards service only direct telco interfaces such as channelized T1/E1, Analog PSTN, primary rate ISDN and Switched 56 Connections.

2. 1 or 2 port units which may be developed consisting of standalone devices with a fixed configuration of 1 ethernet or token ring interface and either 8 or 16 direct telco interfaces for analog PSTN, basic rate ISDN or Switched 56 service, but not primary rate ISDN.

3. 8 or 16 port units which may be developed consisting of standalone devices with a fixed configuration of 1 ethernet or token ring interface and either 8 or 16 direct telco interfaces for analog PSTN, basic rate ISDN or Switched 56 service, but not primary rate ISDN.

4. A standalone unit which may be developed consisting of a fixed configuration of 1 ethernet or token ring interface and one direct telco interface for primary rate ISDN service which supports 24 or 30 64-KBPS channels.


                                   3.1.1

                             EXHIBIT 4.1

                                 TO

           OEM SOFTWARE LICENSE AND DEVELOPMENT AGREEMENT

                       DATED SEPTEMBER 1, 1994

                               BETWEEN

                    LIVINGSTON ENTERPRISES, INC.

                                 AND

                         U.S. ROBOTICS, INC.


                          STATEMENT OF WORK

Livingston and USR will primarily be responsible for completing certain work during the phases of the project under this Agreement. In all cases, timely support will be required from either company to the party who is primarily responsible for a functional area of the project.

PHASE 1

    OPERATING SOFTWARE
    The Livingston Operating Software includes the operating system, protocol stacks, call control/management code, and network interface drivers. Livingston will prepare the code to be compiled by a 32-bit compiler and run in an Intel x86 protected mode environment. USR will port this code to run in the Total Control Gateway card and Shared Access platforms under the VRTX operating system.

    GATEWAY CARD PACKET BUS
    USR will design the Packet Bus API and will port the Livingston code to this interface. Livingston will directly assist in this effort.

    TOKEN RING NETWORK INTERFACE
    Each company will independently develop its token ring network interface cards and port the token ring drivers to their respective platforms. USR will grant to Livingston an non-exclusive, paid-up license to use the source code for USR's proprietary token ring driver software. Livingston shall not distribute, sub-license, transfer, sell or lease copies of the source code to any third party. Livingston and its successors have the right to incorporate compiled versions, object code, in any of its products and may distribute, sub-license, transfer, sell or lease copies of the executable code which are bundled with the Livingston software.


                                   4.1.1

    BOOT PROM/LOADER CODE
    A BIOS extension will be required in the USR Total Control Gateway card and Shared Access platforms to provide the functionality of TFTP boot, and software download into FLASH memory. Livingston will provide the Portmaster boot prom source code (excluding any BIOS specific code that is licensed by Livingston from third parties) to be used as a reference to aid USR in this development.

    DOS/WINDOWS REMOTE CLIENT USER INTERFACE
    USR will develop its own user interface software for DOS and Windows for configuration and dialing, to be used with Livingston's PPPODI. Source code modifications may need to be made to PPPODI to support this user interface as heretofore discussed by the Parties.

    NETWORK MANAGEMENT
    Livingston will replace all reference to "Livingston" and "Portmaster" in the UNIX versions of pmconsol. and replace them with names to be provided in writing by USR. USR will distribute and support the UNIX version of pmconsol.

    USR will develop a Windows version of pmconsol which uses the pmlib library and such version shall become part of the Licensed Software. USR will have to modify pmlib to, at minimum, add support for the Novell LAN Workplace protocol stacks and the WINSOCK interface.

    INSTALLATION AND UTILITY PROGRAMS
    USR will develop their own installation and utility programs, and use the Livingston version of these programs as reference.

    SYSTEM INTEGRATION AND TESTING
    Both companies will participate in the system integration and testing of the new products. Livingston will provide to USR any test applications or test jigs that can aid in functional, stress, or production testing.

PHASE 2

    APPLETALK OVER PPP
    Livingston will develop an Appletalk connectivity solution, which will at least include routing protocols, zone information protocols, and service information protocols. Additionally, dial-out shared modem (modem pool) support will be developed. This functionality will be integrated into the base Livingston software by Livingston and ported to the USR platforms by USR. Livingston may use Third Party software to accomplish this functionality.

PHASE 3 FUTURES

The following functionality is anticipated in future Livingston software releases. If developed, this functionality will be included with this Software Licensing Agreement. This functionality may be developed by either party or be developed jointly.


                                   4.1.2

    MODEM DIAL-OUT (SHARING) WITH NOVELL NETWORKS

    This is an important feature which will provide DOS INT14 and NovellNASI support for dial out modem sharing/pooling.

    WINDOWS VIRTUAL DRIVER
    Livingston will develop and make available to UR a VxD Windows virtual driver replacement for PPPODI.

    ADDITIONAL ROUTING PROTOCOLS
    Livingston may add support for OSPF and BGP routing protocols.

    EVENT/SECURITY LOGGING
    Phase 1 functionality is limited to logging security events to a UNIX syslog daemon. Phase 1 event and security logging functionality may be adapted to work equally well in UNIX, DOS (Novell) and Apple environment, and additional event and security logging functionality may be added as jointly agreed.

    SNMP CONFIGURATION MANAGEMENT
    The current supports MIBII. Livingston may extend SNMP management to fully support configuration of the system with SNMP. USR will assist Livingston in developing an Enterprise MIB.


                                   4.1.3

                             EXHIBIT 5.2

                                 TO

           OEM SOFTWARE LICENSE AND DEVELOPMENT AGREEMENT

                       DATED SEPTEMBER 1, 1994

                               BETWEEN

                    LIVINGSTON ENTERPRISES, INC.

                                 AND

                         U.S. ROBOTICS, INC.


             SOFTWARE MAINTENANCE AND SUPPORT AGREEMENT


          [LIVINGSTON SOFTWARE SUPPORT AGREEMENT ATTACHED]


                                    5.1

                             EXHIBIT 6.2

                                 TO

           OEM SOFTWARE LICENSE AND DEVELOPMENT AGREEMENT

                       DATED SEPTEMBER 1, 1994

                               BETWEEN

                    LIVINGSTON ENTERPRISES, INC.

                                 AND

                         U.S. ROBOTICS, INC.

                           --------------

                    ROYALTY RATES AND COMPUTATION


1. The Royalty payable with respect to Licensed Software embodied in or bundled with gateway cards for WAN Hub products shall be computed at the rate of:

              (1) [CONFIDENTIAL TREATMENT REQUESTED] of the actual net revenues received by USR from the sale of each gateway card; incorporating the Licensed Software or

              (2) [CONFIDENTIAL TREATMENT REQUESTED] for each dial-in modem and/or RS232 port supported by such gateway card;

    whichever is greater.

    Notwithstanding the foregoing, the aggregate royalties paid by USR pursuant to this Agreement during any 12 month period with respect to gateway cards incorporating the Licensed Software and Upgrades thereto sold during such period divided by the aggregate number of dial-in modems and/or RS 232 ports supported thereby shall equal an average of not less than [CONFIDENTIAL TREATMENT REQUESTED] per modem/port. This computation shall be performed not less frequently than once each six (6) months and, in the event of a shortfall, USR shall have the option of paying sufficient incremental royalties to meet this requirement or giving Livingston the option to terminate this Agreement upon 180 days written notice. The Parties agree to discuss the foregoing minimum average royalties per port during the 12th month following the first customer shipment of the gateway cards and to consider in good faith whether such provision should be amended in light of then prevailing market conditions.

2. The Royalty payable with respect to Licensed Software embodied in or bundled with each stand-alone of 1 or 2 port LAN access server product, shall be computed at the rate of


                                     6.1

    [CONFIDENTIAL TREATMENT REQUESTED] of actual net revenue received by USR from sales of such products.

    The Royalty payable with respect to Licensed Software embodied in or bundled with each stand-alone or rackmountable 8 or 16 port LAN access server product, or any standalone product supporting primary rate ISDN telco interfaces shall be computed at the rate of [CONFIDENTIAL TREATMENT REQUESTED] of actual net revenue received by USR from sales of such products.

3. If USR provides Client Code or Upgrades to the Licensed Software to any of its customers or end users of the USR Hardware Platform products and imposes a separate fee or charge therefor, USR shall pay to Licensor an additional Royalty equal to [CONFIDENTIAL TREATMENT REQUESTED] of the actual net revenue derived by USR from such separate fees or charges.

4. For purposes of this Exhibit 6.2 and the Agreement to which it is attached, "net revenue" means the payments actually received by USR with respect to sales of the products in question, less any rebates, refunds, returns, sales taxes, use taxes or other transaction taxes, shipping and other handling charges actually incurred by USR which are paid or owed to unrelated third parties and are separately invoiced to USR's customers.


                                     6.2

LOGO

SOFTWARE SUPPORT AGREEMENT                       AGREEMENT NO. _______________
______________________________________________________________________________

CUSTOMER LOCATION (SITE)               CUSTOMER BILLING ADDRESS

____________________________________   _______________________________________
Name                                   Name

____________________________________   _______________________________________
Address                                Address

____________________________________   _______________________________________
City            State            Zip   City             State              Zip

____________________________________   _______________________________________
Primary Contact            Telephone   Customer PO No.

____________________________________
Alternate Contact          Telephone

This Agreement includes the Terms and Conditions and schedules attached (collectively, the "Agreement") and is entered into by and between Livingston Enterprise and the Customer set forth above.

1.0 Product Schedule

                                           Warranty
    Product #        Description          Expiration           Annual Charge
______________________________________________________________________________
1.
______________________________________________________________________________
2.
______________________________________________________________________________
3.
______________________________________________________________________________


Comments                                   Total Annual Charge $ _____________


Customer acknowledges that Customer has read, understands, and agrees to be bound by the Terms and Conditions set forth in this Agreement.



__________________________________     Livingston Enterprises

By:_______________________________     By:___________________________________
         (Signature)                             (Signature)

__________________________________     ______________________________________
Name (Please print or type)            Name (Please print or type)

__________________________________     ______________________________________
Title                         Date     Title                             Date

SOFTWARE SUPPORT AGREEMENT
_____________________________________________________________________________

2.0  DEFINITIONS

2.1 "Products" mean all of the software items listed on the Product Schedule on the front side of this agreement and on any Supplemental Product Schedule.

2.2  "Software" means the software supplied by Livingston Enterprises.

2.3  "Site" means the location specified on the front side of the Agreement.

3.0  TERM OF AGREEMENT

3.1 This Agreement shall be effective on the Commencement Date specified on the front side provided it has been signed by an authorized Customer representative and accepted by Livingston Enterprises.

3.2 The initial term of this Agreement is twelve months from the Commencement Date. the Agreement will be automatically renewed for additional annual periods at Livingston Enterprises' then prevailing support charges. This Agreement may be terminated by either party at any time after the initial term by delivery of 60 days written notice. If either party fails to perform its obligations under this Agreement and such failure continues for a period of twenty (20) days after written notice thereof, the other party shall have the right to terminate this Agreement.

3.3 Coverage for products added to this Agreement after the Commencement Date shall commence at the expiration of the Products' warranty period and shall terminate at the termination of this Agreement. Coverage for added products will be billed at Livingston Enterprises support rates prevailing at the time the Products are added, at the same invoice frequency as other billings under this Agreement.

4.0  ELIGIBILITY FOR SUPPORT

4.1 This Agreement shall apply to all Software Products supplied by Livingston Enterprises located at the Site, including Products added after the Agreement's Commencement Date. When Customer purchases or licenses additional products from Livingston Enterprises for shipment to the Site, Customer agrees to add these products to this Agreement at Livingston Enterprises then prevailing support charges.

4.2 Products must be at Livingston Enterprises specified revision level to be eligible for coverage. Products covered under warranty automatically meet this requirement.

5.0  SERVICE PROVIDED

5.1 All services provided herein are performed within Livingston Enterprises' normal working hours of 8 a.m. to 5 p.m. Pacific Tim, Monday through Friday, excluding Livingston Enterprises holidays.

5.2 Livingston Enterprises will distribute new releases of Software on a periodic basis as stated in this Agreement. Releases will be distributed on the same type of tape media on which the original product was delivered. One
(1) copy of Software will be sent for the Site covered by this Agreement. Customer agrees to install the new releases.

5.3 Livingston Enterprises will provide telephone consulting on the routine use and operation of the software. Telephone consulting is limited to questions not explicitly covered in documentation provided by Livingston Enterprises. Telephone consulting will include software problem reporting service, which will be handled as follows:

Critical Problems - For problems classified by Livingston Enterprises as critical to the fundamental operation of the Product, Livingston Enterprises will generate a fix and send it to the Customer on the appropriate tape media as soon as possible. Livingston Enterprises will contact the Customer with a status report within one (1) working day after the initial problem report call.

Non-critical Problems - Livingston Enterprises will attempt to install fixes for problems classified by Livingston Enterprises as non-critical to the fundamental operation of the Product in the next release of the Software. When feasible, Livingston Enterprises will describe temporary work-arounds to the Customer.

6.0  EXCLUSIONS

6.1 Livingston Enterprises obligation to provide support service under this Agreement is contingent upon proper use of the Product. Livingston Enterprises shall be under no obligation to provide services under this Agreement should such service be required in Livingston Enterprises' opinion, because of failure of the Product caused by improper use, accident or because Software is not maintained at Livingston Enterprises specified release level.

6.2 On-site support by Livingston Enterprises personnel at the Site is not provided under this Agreement.

6.3 Operating supplies or accessories such as magnetic tape are not covered by this Agreement.

7.0  CUSTOMER RESPONSIBILITIES

7.1 Customer shall notify Livingston Enterprises immediately of Software malfunction and provide Livingston Enterprises with complete information concerning the malfunction.

7.2 Customer shall designate a Primary and Alternate system Administrator for the Site. Authorized use of telephone consulting services described herein is limited to these designated System Administrators.

8.0  CHARGES

8.1 Support charges for this Agreement will be invoiced annually in advance. Invoices shall be due and payable upon receipt.

8.2 Livingston Enterprises may at its sole option immediately terminate or temporarily suspend all of its responsibilities stated in this Agreement. In the event Customer is delinquent in the payment of any invoice from Livingston Enterprises for a period in excess of thirty (30) days.

8.3 Customer will be invoiced for any Products added to this Agreement at the expiration of the Product's warranty. Charges for a partial period of coverage shall be prorated on the basis of a 30-day month.

8.4 Livingston Enterprises may change support charges at any time after the expiration of the minimum initial term upon providing sixty (60) days prior written notice.

8.5 Charges for services not covered under this Agreement shall be invoiced at Livingston Enterprises' time and materials rates in effect at the time service is performed.

8.6 Charges are exclusive of all sales, use, and like taxes. Customer shall pay or reimburse Livingston Enterprises for all such taxes.

9.0  DISCLAIMER OF WARRANTY

9.1 LIVINGSTON ENTERPRISES DISCLAIMS ALL WARRANTIES EXPRESS OR IMPLIED INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

10.0 LIVINGSTON ENTERPRISES LIABILITY TO THE CUSTOMER FOR DAMAGES FROM ANY CAUSE WHATSOEVER AND REGARDLESS OF THE FORM OF ACTION WHETHER IN CONTRACT OR TORT INCLUDING NEGLIGENCE, SHALL BE LIMITED TO THE PURCHASE PRICE OF THE SPECIFIC PRODUCT BEING SERVICED WHICH CAUSED THE DAMAGE. LIVINGSTON ENTERPRISES SHALL NOT BE LIABLE FOR DAMAGES RESULTING FROM LOSS OF DATA, PROFITS, USE OF PRODUCTS, OR FOR ANY INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH THIS AGREEMENT OR SERVICES OR MATERIALS PROVIDED.

11.0  GENERAL

11.1 This Agreement is the complete agreement between the parties with respect to the subject matter therein, and supersedes all other understandings whether written or oral, and may only be modified in writing signed by both parties.

11.2 The waiver of any breach or default under this Agreement shall not constitute the waiver of any subsequent breach or default.

11.3  This Agreement shall be governed by the laws of California.

                           AMENDMENT NO. 1
          TO OEM SOFTWARE LICENSE AND DEVELOPMENT AGREEMENT

                       DATED SEPTEMBER 1, 1994

                               BETWEEN

                    LIVINGSTON ENTERPRISES, INC.
                                 AND
                     U.S. ROBOTICS ACCESS CORP.
                     (F/K/A U.S. ROBOTICS, INC.)


This Amendment (this "Amendment") is made effective December 17, 1996, by and between U.S. Robotics Access Corp. ("USR") (formerly U.S. Robotics, Inc.) a Delaware corporation with executive offices at 8100 N. McCormick Blvd., Skokie, IL 60076, as licensee, and Livingston Enterprises, Inc. ("Livingston" or "Licensor"), a California corporation with its executive offices at 4464 Willow Road, Pleasanton, CA 94588. USR and Livingston are sometimes referred to herein individually as a "Party" and collectively "Parties."

WHEREAS, the Parties heretofore entered into a certain OEM Software License and Development Agreement dated September 1, 1994 (the "License Agreement"); and

WHEREAS, the Parties have had certain disputes and engaged in litigation with respect to the interpretation of the License Agreement; and

WHEREAS, the Parties now wish to settle and compromise such disputes and litigation and, in connection therewith, desire to amend the License Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Except as otherwise expressly provided herein or as the context otherwise clearly requires, all references to capitalized terms set forth in this Amendment shall have the same meanings as provided in the License Agreement.

2. This Amendment shall become effective upon its execution and delivery by both Parties, which may be effected with counterparts. Upon and after the effectiveness of this Amendment, all references in the License Agreement as amended hereby to "this Agreement" shall mean and included the License Agreement as so amended.

3. Section 2.9 ("Maintenance Modification") of the License Agreement is hereby amended by the deletion of the words "changes or" appearing after the words "or make other" in the third line thereof.

4. Section 3.1 of the License Agreement is hereby amended by the deletion of the word "perpetual" appearing after the word "non-transferable" in the third line thereof.

5. Section 3 of the License Agreement is hereby modified by the insertion at the end thereof of a new Section 3.5 as follows:

          3.5 ACKNOWLEDGMENT OF COMOS. Commencing on and after January 1, 1997, USR shall exert commercially reasonable efforts to acknowledge in its marketing, advertising and product promotional materials, where appropriate, for USR products which incorporate some portion of the Licensed Software, the fact that the USR Code developed for such products is based upon Livingston's ComOS Code under license. The Parties acknowledge that advanced commitments are required for the production and distribution of many marketing, advertising and product promotion materials and that USR will not be expected to revise all such materials immediately, but that USR will exert commercially reasonable efforts to complete such revisions within 120 days of January 1, 1997.

6. Section 3A.1.2(d) is hereby amended to delete the second and third sentences.

7. Section 3A.1.4 of the License Agreement is hereby amended in its entirety to read as follows:

          3A.1.4. The right and license to the Licensed Source code granted in this Section 3A shall terminate at the close of business on December 31, 1997, except as otherwise expressly provided in Section 3A.1.5 below or as otherwise authorized in writing by Livingston. Such termination shall become effective on such date without any further act or notice on the part of Livingston.

8. Section 3A.1.5 of the License Agreement shall be amended in its entirety to read as follows:

          3A.1.5 Upon termination (December 31, 1997) of the right and license to the Licensed Source Code granted pursuant to
          Section 3A, USR shall promptly (no later than three business days) return and deliver to a mutually agreed upon escrow agent (i) a true and complete copy of the most current version of Licensed Source Code including any code files containing any Derivative Works created by USR; and, (ii) a true and complete copy of the most current version of the Licensed source Code. The escrow agent will hold such copies of the Licensed source Code intrust for the benefit of USR until December 31, 1998, for the sole purpose of USR access for the customer support and maintenance purposes that are described below and for archival purposes. Such escrow account will be maintained at the sole cost of USR and will be in accordance with the terms and conditions and substantially in the form as set forth in Exhibit 3A.1.5.
          All other copies of the Licensed Source Code described above shall be removed from backup and destroyed by USR in accordance with Sections 3A1.2(d) and (e) of the Agreement.

          USR shall have the right, until December 31, 1998 to receive from the escrow agent the Licensed Source Code (or any appropriate portions) under the following conditions and circumstances:

               A. Use of the Licensed Source Code by USR shall be strictly limited to the maintenance and support of its customer base which has sublicensed the Licensed Software under the terms of the Agreement. Specifically, such maintenance and support shall be limited to: (i) Bug fixes,
                    (ii) Maintenance Modifications, (as such definition has been revised herein) and
                    (iii) identification and correction of "latent defects" in the Licensed Source Code which cause "significant" problems for USR customers. It is expressly agreed by USR that under no circumstances shall the Licensed Source Code be used for the development of Enhancements or, to accomplish any feature advances in the Licensed Source Code and/or Licensed Software. The reference model for such a determination shall be Livingston's ComOS, as archived in the escrow account referred to above.

               B. To effect a release of the Licensed Source Code by the escrow agent, USR shall submit to the designated Livingston contact (specified in E. below), a written Notice requesting the Licensed Source Code which shall contain the following information:

                    (i) a description of, and relevant information relating to, the nature of the Bug, Maintenance Modification, or "latent defect" in the Licensed Source Code;

                    (ii) whether the above has been duplicated;

                   (iii) why USR believes that it needs the Licensed Source
                         Code to fix the Bug, perform the Maintenance
                         Modification or fix the latent defect;

                    (iv) an estimate of the time necessary to perform the
                         authorized work.

               C. Acceptance of a USR request based on the Notice described above shall not be unreasonably withheld by Livingston. Livingston will use its "best efforts" to notify the escrow agent to release the Licensed Source Code to USR as soon as is practically possible, but no later than five
                    (5) business days following receipt of USR's
                    Notice. When USR has completed its authorized use of the Licensed Source Code, it will delete all copies that it has obtained and certify to Livingston that it has done so.

               D. If Livingston rejects the USR request, based upon good faith concern that the request appears to be outside the authorized scope of use, it will notify USR of such rejection within five (5) business days following receipt of USR's Notice.
                    The parties will then attempt to negotiate in good faith, to resolve any misunderstandings and resolve the issue. If necessary, the negotiations will be escalated to designated officers (specified below) of the respective parties. If, within a period of fifteen (15) business days, the parties have not resolved their dispute, the matter will be submitted to a third party arbitrator, to be designated in advance by the parties. Such arbitrator will be familiar with software issues and computer law, the costs of the arbitrator to be split between the parties. The parties agree to use all reasonable efforts to resolve the matter within thirty (30) days of the engagement of the arbitrator. The parties agree to abide by the decision of the arbitrator on whether the Licensed Source Code shall be released to USR by the escrow agent.

               E. The primary Livingston contact for Notices shall be Carl Rigney, the secondary Livingston contact shall be David Hanson, with copies to Richard Godfrey. The primary USR contact authorized to submit notices shall be Ken Peirce, with copies to Rebecca Maxwell. The designated Livingston officer for escalation shall be Steven Willens. The designated USR contact for escalation shall be Ross Manire. The parties agree to immediately notify one another upon the changes of any of the above contacts.

               F. Upon termination of the Agreement on December 31, 1998, USR will immediately remove and destroy all copies of Licensed source Code in its possession, and the Escrow Agreement will terminate. The escrow agent will then destroy all copies of the Licensed Source Code in its possession.

9. Section 5.2 of the License Agreement shall be amended in its entirety to read as follows:

          5.2 ONGOING MAINTENANCE AND SUPPORT. From and after September 30, 1996, Livingston shall have no ongoing maintenance or support obligations to USR in connection with the Licensed Software, except that Livingston shall provide to USR, upon request, copies of any and all support and user documentation, bug fix notes, troubleshooting tips, etc. which Livingston routinely provides to its customers using any version of Livingston's ComOS.

10. Section 8.1 of the License Agreement is hereby amended in its entirety to read as follows:

          8.1 TERM OF AGREEMENT. This Agreement shall become effective on the first day that is has been executed by an authorized representative of USR and by an authorized representative of Livingston. Unless sooner terminated as provided hereunder, this Agreement shall expire on December 31, 1998.

11. Section 8.4 of the License Agreement is hereby amended in its entirety to read as follows:

          8.4 SURVIVAL AFTER TERMINATION/EXPIRATION. The termination or expiration of this Agreement shall not affect any liability of USR accrued pursuant hereto or any paid-up right or license granted to USR hereunder. In the event of termination or expiration of this Agreement, in whole or in part, any right, license or sublicense exercised or granted prior to such termination or expiration (including those for internal use by USR, USR's Subsidiaries, and other third parties such as dealers, distributors, agents, customers, and endusers), and any corresponding payment obligations of USR hereunder, shall survive and continue and the rights of USR to further market, distribute and sublicense the Licensed Source Code shall terminate. Without limiting the generality of the foregoing, (1) USR may for a period of two
          (2) months, sublicense, sell, lease and distribute any inventory of products based on or containing Licensed Software, on hand at the time of such termination or expiration, (2) USR may for a term of two (2) months, continue to exercise the rights and licenses granted hereunder to fill any orders received by USR, its Subsidiaries, distributors, agents or dealers received and accepted from their customers prior to the effective date of termination or expiration, and (3) USR may indefinitely continue to exercise the rights and licenses granted hereunder as necessary to provide maintenance and support for customers. Neither, USR, its Subsidiaries, dealers, distributors, agents nor customers shall have any obligation to return to Licensor any copies of Licensed Software or Derivative Works thereof made or obtained prior to such termination.

          In addition, the provisions of Sections 2, 4.5, 7, 8, 10, and 11 shall survive and continue with respect to all Licensed Software that is the subject of this Agreement at the time of termination.

12. Section 8.2 of the License Agreement shall be amended by the deletion of all of the text thereof appearing after the words "in reasonable detail" at the end of the third sentence thereof.

13. Section 11.5 of the License Agreement shall be amended by the substitution of the name "Rick Spotts" for "Semir Sirazi" as the principle contact person for notices sent to USR, and by the substitution of the following for the address for Livingston Enterprises, Inc. to which notices and copies of notices addressed to Livingston shall be sent: 4464 Willow Road, Pleasanton, CA 94588.

14. The License Agreement shall be further amended by the deletion of the following sections, subsections and exhibits: 2.3 ("Development Project");
2.4 ("Licensor Development Services"); 2.12 ("Third Party Software"); 2.15. ("OEM Supply Agreement"); 4.1 (Scope); 4.2 (Schedule); 4.3 (Quality of Work);
4.4 (Third Party Software Development); 5.1 (Initial Maintenance Period); 5.3 (Enhancements and Upgrades); 5.4 (Changes to Licensed Software); 5.5 (Cooperation by USR); 5.6 (Customer Support Procedures); 6.1 (Non-Recurring Engineering Fees); 6.3 (Third Party Software Fees); 6.5 (Support and Maintenance Fees); 8.3.3; Exhibit 4.1 and Exhibit 5.2.

15. Except as expressly otherwise provided in this Amendment, the terms, conditions and provisions of the License Agreement shall continue in full force and effect.

     IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized officers, effective as of the date first set forth above.


U.S. ROBOTICS ACCESS CORP.                 LIVINGSTON ENTERPRISES, INC.
("USR")                                    ("LIVINGSTON")


By:  /s/ George A. Vineyard                By:  /s/ Richard J. Godfrey
   -------------------------------------      --------------------------------

Name:  George A. Vineyard                  Name:  Richard J. Godfrey
     -----------------------------------        ------------------------------

Title: Vice President and General Counsel  Title:  General Counsel
      -----------------------------------        -----------------------------


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